SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: April 15, 2009
Date of earliest event reported: April 9, 2009
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11 West 42nd Street New York, NY		10036
(Address of principal executive offices)		(Zip Code)
(212) 827-8000
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 9, 2009, Martha Stewart Living Omnimedia, Inc. (the “Company”) entered into an amended and restated employment agreement with Martha Stewart effective as of April 1, 2009, which amended and restated employment agreement replaces the existing employment agreement between the Company and Ms. Stewart that was scheduled to expire in September 2009. The new agreement extends until March 31, 2012.
     During the term of the new agreement, Ms. Stewart continues to serve as the Company’s Founder, a non-officer position. Under the new agreement, for her services as a performer, for making public appearances, and as an author and provider of content, Ms. Stewart is entitled to talent compensation of $2 million per year, subject to annual review by the Board and increases in the Board of Directors’ discretion. Ms. Stewart is also entitled to an annual bonus in an amount determined by the Compensation Committee based on the achievement of the Company and individual performance goals established by the Compensation Committee for each fiscal year, with a target annual bonus equal to $1 million and a maximum annual bonus equal to 150% of the target amount. Ms. Stewart is to receive a $3 million make-whole/retention payment in connection with her execution of the agreement, which amount is subject to a pro-rata forfeiture in the event Ms. Stewart terminates the agreement without good reason (as defined in the agreement) or the Company terminates the agreement with cause (as defined in the agreement). If Ms. Stewart serves as on-air talent on shows other than the Martha Stewart Show produced after April 1, 2009, she will be entitled to additional compensation to be determined by mutual agreement of Ms. Stewart and the Board of Directors (or if they cannot agree by an independent expert), as well as 10% of the adjusted gross revenues (as defined in the agreement) associated with re-runs of such shows.
     Ms. Stewart is entitled to participate in all of the Company’s welfare benefit plans and programs for the benefit of senior executives, on a basis no less favorable than in effect immediately prior to April 1, 2009, and is eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained for the benefit of senior executives, other than any equity-based incentive plans, severance plans, retention plans and any annual cash incentive plan, on a basis no less favorable than in effect immediately prior to that date, although she may receive annual grants of stock options, in the discretion of the Board of Directors. Ms. Stewart is entitled to reimbursement for all business, travel and entertainment expenses on a basis no less favorable than in effect April 1, 2009 and subject to the Company’s current expense reimbursement policies. The Company must also provide Ms. Stewart with automobiles and drivers on a basis no less favorable than in effect immediately prior to April 1, 2009 and pay or reimburse her for certain security and communications expenses.
     The agreement terminates automatically upon Ms. Stewart’s death. The Company may also terminate the agreement as a result of her disability (as defined in the agreement), and with or without cause. Ms. Stewart may also terminate the agreement with or without good reason. In the event of her death, the Company remains obligated to pay the talent compensation (less long-term disability payments) until March 31, 2012. If she is disabled, the talent compensation continues unless the agreement is terminated in which event the Company remains obligated to pay the talent compensation (less long-term disability payments) until March 31, 2012.
     If the Company terminates Ms. Stewart’s employment without cause or she terminates her employment for good reason, she would be entitled to a lump-sum payment equal to the sum of: (a) talent compensation and accrued vacation pay through the date of termination, (b) $3,000,000, and (c) the higher of (1) $5,000,000 or (2) three times the highest annual bonus paid with respect to any fiscal year beginning during the term of the agreement. In such cases, the Company must also continue to provide Ms. Stewart for the greater of the remaining term of the agreement or three years following the date of termination, the same medical, hospitalization, dental and life insurance programs to which she was otherwise entitled under the agreement. Upon a termination by the Company without cause or her termination for good reason, the Company would also be required to continue to provide Ms. Stewart with the use of automobiles and drivers and to provide her offices and assistants for three years.
     The agreement contains customary confidentiality, non-competition, non-solicitation, non-disparagement and indemnification provisions. Under the agreement, Ms. Stewart cannot compete with the Company or solicit its employees during her term of employment. In addition, if Ms. Stewart’s employment is terminated by the Company

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for cause or by Ms. Stewart without good reason, the non-competition and non-solicitation restrictions continue for 12 months after the termination of employment. The non-disparagement provisions, which preclude both the Company and Ms. Stewart from making disparaging or derogatory statements about the other in communications that are public or that may be reasonably expected to be publicly disseminated to the press or the media, apply during her term of employment and for two years thereafter in all events.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.
Date: April 15, 2009	By:	/s/ Kelli Turner
Kelli Turner
Chief Financial Officer

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